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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT
                        TO CERTIFICATE OF INCORPORATION
                           OF APOLLO RESOURCES, INC.


     Apollo Resources, Inc., a corporation organized and existing under virtue of the General Corporation Laws of the State of Delaware (the "Corporation"),

does hereby certify:


     FIRST: That the Board of Directors of the Corporation has adopted resolutions by unanimous consent setting forth a proposed amendment to the Corporation's Certificate of Incorporation by deleting the Article First the first paragraph of and Article Fourth thereto, and substituting a new Article First and first paragraph of Article Fourth in lieu thereof, declaring said amendment to be advisable and directing that the amendment be submitted to the holders of at least a majority of the outstanding stock of the corporation for their consent as permitted by Section 228 of the General Corporation Laws of the State of Delaware.

     SECOND: a) Article First of the original Certificate of Incorporation is deleted and the following new Article First is substituted in lieu thereof:

         FIRST: The name of the corporation is FirstSouth Commercial Corporation (the "Corporation").

              b) The first paragraph of Article Fourth of the original Certificate of Incorporation is deleted and the following new first paragraph of Article Fourth is substituted in hew thereof:

         FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be 11,000,000 shares, of which 1,000,000 will be preferred stock of the par value of one cent each ($.0l) (hereinafter called the "Preferred Stock"), and of which 10,000,000 be common stock of the par value of two cents each ($.02) (hereinafter called the "Common Stock").

     THIRD:   That thereafter, pursuant to a resolution of its Board of
Directors, a consent in writing, including the proposed amendment, was signed by the holders of in excess of a majority of the outstanding Common Stock of the Corporation, which was not less than the minimum number of votes necessary to authorize such an amendment at a meeting at which all members having the right
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to vote thereon were present and voted, and written notices of such action has been sent to all other stockholders who have not consented in writing to such action.

     FOURTH:    Said amendment was duly appointed in accordance with the
provisions of Section 228 and Section 242 of the general Corporation Laws of the State of Delaware.

     FIFTH:     That the capital of the Company will not be reduced under or by reason of said amendment.

     SIXTH:     That upon filing of said Amendment with the Secretary of State of Delaware, there shall be effected a one-for-two reverse stock split, with each share of the Corporation's Common Stock, par value one cent ($.0l) previously outstanding becoming one-half share of Common Stock, par value two cents ($.02).

     IN WITNESS WHEREOF, the undersigned have hereunder subscribed our names this 31st day of May, 1990.
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                                /s/ Uwe Matthaeus
                                ----------------------------------
                                President


                                /s/ Donita Huff
                                ----------------------------------
                                Secretary